Exhibit 4.10
AMENDMENT 2025-1
TO THE
EASTMAN INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN

    THIS AMENDMENT 2025-1 to the Eastman Investment and Employee Stock Ownership Plan, as amended and restated effective January 1, 2019 (the “Plan”) is adopted by the Benefit Plans Committee (the “Committee”) of Eastman Chemical Company (“Eastman”) effective as of the date provided herein:

WITNESSETH:

    WHEREAS, Eastman sponsors and maintains the Plan; and

    WHEREAS, Eastman wishes to amend the Plan to reflect certain design changes made to the Plan; and

    WHEREAS, the Committee is authorized to amend the Plan;

    NOW, THEREFORE, the Committee hereby amends the Plan as follows:

1.

Effective January 1, 2025, Article 2 is amended by adding a new Section 2.12C to the Plan to read as follows:

“2.12C        Domestic Abuse Victim Distribution

A “Domestic Abuse Victim Distribution” shall mean any distribution from the Plan to a domestic abuse victim if made during the 1-year period beginning on any date on which the actively-employed Participant is a victim of domestic abuse by a spouse or domestic partner (such victim a “Domestic Abuse Victim”), as permitted under Section 314 of the SECURE 2.0 Act. Alternate Payees and Beneficiaries are not eligible to receive a Domestic Abuse Victim Distribution. A Domestic Abuse Victim Distribution shall not exceed the lesser of: (1) $10,000 (as adjusted) or (2) 50% of the Participant’s vested account balance when aggregated with all other Domestic Abuse Victim Distributions for such year (including the aggregate amount of such distributions from all plans maintained by the Employer and any member of any controlled group which includes the Employer). The term “Domestic Abuse” is defined as physical, psychological, sexual, emotional, or economic abuse, including efforts to control, isolate, humiliate, or intimidate the victim, or to undermine the victim’s ability to reason independently, including by means of abuse of the victim’s child or another family member living in the household.” The Plan Administrator may rely on an individual’s reasonable representation that the individual is eligible to receive a Domestic Abuse Victim Distribution.”

2.

Effective January 1, 2025, Article 2 is amended by adding a new Section 2.45A to the Plan to read as follows:

“2.45A        Qualified Birth or Adoption Distribution

A “Qualified Birth or Adoption Distribution” shall mean any distribution of up to $5,000 from the Plan to a Participant if made during the 1-year period beginning on the date on which the child of the individual is born or the legal adoption by the individual of an eligible adoptee is finalized.
An “eligible adoptee” is any individual who has not attained age 18 or is physically or mentally incapable of self-support (generally, the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to be of long continued and indefinite duration). However, an eligible adoptee does not include an individual who is the child of the Participant’s Spouse.
The Plan Administrator may rely on an individual’s reasonable representation that the individual is eligible to receive a Qualified Birth or Adoption Distribution.”
3.

Effective January 1, 2025, Article 2 is amended by adding a new Section 2.45B to the Plan to read as follows:

“2.45B        Qualified Disaster Relief Distribution

A “Qualified Disaster Relief Distribution” shall mean a distribution to a qualified individual from the Plan on or after the first day of an incident period of a qualified disaster and before the date that is 180 days after the latest of the following three dates:
(a)December 29, 2022,
(b)The first day of the incident period with respect to the qualified disaster, or
(c)The date of the disaster declaration with respect to the qualified disaster.
A “qualified disaster” is any disaster with respect to which a major disaster has been declared by the President after December 27, 2020.
A “qualified individual” is a Participant: (a) whose principal residence at any time during the incident period of any qualified disaster is in the qualified disaster area with respect to that disaster, and (b) who sustained an economic loss by reason of that qualified disaster. The Plan Administrator may rely on an individual’s certification that the individual satisfies a condition to be a qualified individual unless the Plan Administrator has actual knowledge to the contrary.

The “incident period” for any qualified disaster shall be the period specified by the Federal Emergency Management Agency (“FEMA”).

Any Qualified Disaster Relief Distributions shall not exceed $22,000 for such year when aggregated with all other Qualified Disaster Relief Distributions (including the aggregate amount of such distributions from all plans maintained by the Employer and any member of any controlled group which includes the Employer).”

4.

    Effective January 1, 2025, the reference to “ten percent (10%)” in Section 5.01(a)(3) of the Plan shall be replaced with “fifteen percent (15%)” such that the resulting new sentence shall read:

“The automatic increase shall not in any event increase a Participant’s overall election (including the aggregate of the Roth 401(k) Contribution and Pre-Tax Contribution) above fifteen percent (15%) of the Participant’s Qualifying Compensation.”

5.

    Effective January 1, 2025, Section 5.04(c) of the Plan shall be amended by deleting it in its entirety and replacing it with a new Section 5.04(c) to read as follows:

“(c)    A Participant may transfer to this Plan as a Rollover Contribution any amounts attributable to after-tax contributions and “designated Roth contributions” within the meaning of Code Section 402A that were made to another retirement plan.”
6.
Effective January 1, 2025, Section 5.04 of the Plan is hereby amended by adding a new subsection (f) to the end thereof to read as follows:

“(f)    The Plan will accept a Domestic Abuse Victim’s (as defined in Section 2.12C) repayment, in one or more contributions in an aggregate amount not to exceed the amount of such withdrawal, of a Domestic Abuse Victim Distribution made from this Plan within three years and one day after the date on which such distribution was made, in accordance with procedures established by the Plan Administrator or its delegate in accordance with Section 314 of the SECURE 2.0 Act and any applicable Treasury or IRS guidance thereunder.”

7.

Effective January 1, 2025, Section 5.04 of the Plan is hereby amended by adding a new subsection (g) to the end thereof to read as follows:

“(g)    The Plan will accept a Participant’s repayment, in one or more contributions in an aggregate amount not to exceed the amount of such withdrawal, of a Qualified Birth or Adoption Distribution made from this Plan within three years and one day after the date on which such distribution was made, in accordance with procedures established by the Plan Administrator or its delegate in accordance with Section 113 of the SECURE 2.0 Act and any applicable Treasury or IRS guidance thereunder.”
8.

Effective January 1, 2025, Section 5.04 of the Plan is hereby further amended by adding a new subsection (h) to the end thereof to read as follows:

“(h)    The Plan will accept a Qualified Individual’s (as defined in Section 2.45A) repayment, in one or more contributions in an aggregate amount not to exceed the amount of such withdrawal, of a Qualified Disaster Relief Distribution made from this Plan within three years and one day after the date on which such distribution was made, in accordance with procedures established by the Plan Administrator or its delegate in accordance with Section 331 of the SECURE 2.0 Act and any applicable Treasury or IRS guidance thereunder.”

9.

Effective January 1, 2025, Article 8 is amended by adding a new Section 8.09 to the Plan to read as follows:

“Section 8.09 Domestic Abuse Victim Distributions

Upon application of a Domestic Abuse Victim, as defined in Section 2.12C, the Plan Administrator (or its agent) may authorize a Domestic Abuse Victim Distribution of any portion of the Domestic Abuse Victim’s vested Accounts, subject to such procedures as may be established by the Plan Administrator or its agent.”

10.
Effective January 1, 2025, Article 8 is amended by adding a new Section 8.10 to the Plan to read as follows:

“Section 8.10 Qualified Birth or Adoption Distributions

Upon application of a Participant, the Plan Administrator (or its agent) may authorize a Qualified Birth or Adoption Distribution of any portion of the Participant’s vested Accounts, subject to such procedures as may be established by the Plan Administrator or its agent.”

11.

Effective January 1, 2025, Article 8 is amended by adding a new Section 8.11 to the Plan to read as follows:

“Section 8.11 Qualified Disaster Relief Distributions

Upon application of a Qualified Individual, as defined in Section 2.45B, the Plan Administrator (or its agent) may authorize a Qualified Disaster Relief Distribution of any portion of the Qualified Individual’s vested Accounts, subject to such procedures as may be established by the Plan Administrator or its agent.”

12.
In all respects not amended, the Plan is hereby ratified and confirmed.
* * * * * * *

To record the adoption of this Amendment 2025-1 as set forth above, the Committee on behalf of Eastman Chemical Company has caused this document to be signed as of March ____, 2025.

                            Eastman Chemical Company

                            By:

                            Title: